                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENTS NO.   )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permited by Rule 14a-
    6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                           LILLIAN VERNON CORPORATION
================================================================================
                (Name of Registrant as Specified In Its Charter)


                                      same
================================================================================
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)


Payment of Filing Fee (check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6i(1) and 0-11(1).

    1.  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

    2.  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

    3. Per unit price or other underlying value of transaction compted pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

    4.  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

    5.  Total fee paid.

        -----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

    1.  Amount Previously Paid

        -----------------------------------------------------------------------

    2.  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    3.  Filing Party:

        -----------------------------------------------------------------------

    4.  Date Filed:

        -----------------------------------------------------------------------

                           LILLIAN VERNON CORPORATION



June 11, 1999


Dear Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders, to be held at 10:00 a.m. on Wednesday, July 21, 1999 in the Board Room of the American Stock Exchange, 86 Trinity Place in New York City. The agenda of the Annual Meeting includes the election of two directors, the approval of auditors, the adoption of an amendment to the 1997 Performance Unit, Restricted Stock, Non-Qualified Option and Incentive Stock Option Plan and an amendment to the Company's Certificate of Incorporation increasing the amount of the Company's authorized common stock. Management will also report on the Company, its activities and plans for the future. We hope you will be able to join us.

Since your vote is very important, please fill out, sign and date your proxy card, and return it as soon as possible if you are unable to attend the meeting.

I look forward to seeing you there.

Faithfully yours,



Lillian Vernon
Chairman of the Board
Chief Executive Officer















LILLIAN VERNON CORPORATION
ONE THEALL ROAD, RYE, NEW YORK 10580/PHONE: 914-925-1200/FAX: 914-925-1444

                           Lillian Vernon Corporation
                                 One Theall Road
                               Rye, New York 10580

                                 ---------------

                    Notice of Annual Meeting of Stockholders

                                 ---------------

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lillian Vernon Corporation will be held at the American Stock Exchange, 86 Trinity Place, New York City on July 21, 1999 at 10:00 a.m. for the following purposes:

         1. To elect two (2) directors for a three year term expiring at the annual meeting of stockholders to be held in the year 2002 and until the due election and qualification of their successors;

         2. To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year of the Company ending February 26, 2000;

         3. To consider and act upon a proposal to amend Article Fourth of the Company's Certificate of Incorporation, to increase the number of authorized shares of Common Stock, $.01 par value from 20 million to 100 million shares;

         4. To consider and act upon a proposal to amend the 1997 Performance Unit, Restricted Stock, Non-Qualified Option and Incentive Stock Option Plan as described in the accompanying Proxy Statement; and

         5. To transact such other business as may properly come before the meeting and any adjournments thereof.

         Stockholders of Lillian Vernon Corporation of record at the close of business on June 4, 1999 are entitled to vote at the annual meeting and any adjournments thereof. All stockholders are encouraged to attend the meeting or to vote by proxy.

         If you do not expect to attend the meeting, please sign and date the enclosed proxy and return it promptly in the enclosed envelope in order that your stock may be voted in accordance with the terms of the Proxy Statement.

                                      By Order of the Board of Directors


                                      Susan C. Handler
                                      Secretary

Rye, New York
June 11, 1999

                           LILLIAN VERNON CORPORATION
                                 ONE THEALL ROAD
                               RYE, NEW YORK 10580

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

         This proxy statement is furnished to the stockholders of Lillian Vernon Corporation (herein, called the "Company") in connection with the Board of Directors' solicitation of proxies to be used at the Annual Meeting of Stockholders on July 21, 1999 at the American Stock Exchange, 86 Trinity Place, New York City, 10:00 a.m. or any adjournments thereof. The date of first distribution of this Proxy Statement will be on or about June 11, 1999.

VOTING AT THE MEETING

         Only holders of Common Stock of record on the books of the Company at the close of business on June 4, 1999 will be entitled to notice of and to vote at the meeting. On that date, there were _________ shares of Common Stock, par value $.01 per share, outstanding. Each holder of record of Common Stock of the Company as of the record date will be entitled to one vote for each share of stock registered in his or her name. A majority of the shares having voting power at the meeting will constitute a quorum for the transaction of business.

         Shares entitled to vote, represented by each properly executed proxy in the accompanying form received by the Company in time to permit its use at the meeting or any adjournments thereof, will be voted in accordance with instructions indicated in such proxy. If no instructions are indicated, such shares will be voted as recommended by the Board. A stockholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company at any time before the voting.

         Directors are elected by a plurality of the votes cast. The affirmative vote by holders of a majority of the common stock entitled to vote, is required for the increase in the number of authorized shares of common stock. The affirmative vote of the holders of a majority of the shares voted, with respect to any other proposals presented at the meeting, is required to approve such other proposals.

         An automated system administered by the Company's transfer agent counts the votes. The Company's Certificate of Incorporation and By-Laws do not contain any provisions concerning the treatment of abstentions and broker nonvotes. Delaware law treats abstentions as votes which are not cast in favor of a proposal or nominee. Delaware law does not address the treatment of broker nonvotes. Broker nonvotes will be included in the determination of the presence of a quorum, but will not be counted for purposes of determining whether a proposal or nominee has been approved.

EXPENSES OF SOLICITATION

         It is expected that the solicitation of proxies will be primarily by mail. Proxies may also be solicited personally and by telephone by officers and directors of the Company. The total expense of preparing, assembling and mailing the proxy statement, accompanying notice and form of proxy will be borne by the Company. Such expense may also include reimbursement for out-of-pocket disbursements incurred by brokerage houses and custodians, nominees or other fiduciaries, for forwarding such documents to stockholders.

         1.       ELECTION OF DIRECTORS

BOARD OF DIRECTORS

         The Board of Directors of the Company presently consists of seven members divided into three classes. At the Annual Meeting, two Directors are to be elected to hold office for three year terms until the Annual Meeting to be held in the year 2002. If no instructions are indicated to the contrary, the proxy will be voted for election of the two Directors named in the following table, whose election has been proposed and recommended by the Board of Directors. If any nominee shall, prior to the meeting, become unavailable for election as a Director, which is not expected, the persons named in the accompanying form of proxy will vote for such nominee, if any, in their discretion as may be recommended by the Board of Directors.

         In addition to information regarding the nominees and directors, the following table and footnotes show the amount and percent of equity securities of the Company beneficially owned, directly or indirectly, by each nominee or director, as of June 4, 1999, including stock options which are presently exercisable or which will become exercisable within 60 days of the date hereof, held by such individuals.


                                                   Shares of
                                                  Common Stock
                                                  Beneficially     Percent of
Name, Principal Occupation and Selected Other     Owned as of         Class
Information Concerning Nominees and Directors     June 4, 1999    (if over 1%)
---------------------------------------------     ------------    ------------


                  NOMINEES FOR THREE YEAR TERM EXPIRING IN 2002
                  ---------------------------------------------

Lillian Vernon (a) Chairman of the Board and      2,780,802 (d)       27.9%
Age - 71           Chief Executive Officer;
                   Director since inception.

Lillian Vernon is the founder of the Company and has served as its Chairman of the Board and Chief Executive Officer since the Company's inception. She served as President from inception until July 1989. Lillian Vernon is the mother of David Hochberg, an officer, director, and a principal stockholder of the Company.

Joel Salon    Partner - Salon, Marrow &              1,000             --
Age - 55      Dyckman, LLP.


Mr. Salon is a senior partner of the law firm of Salon, Marrow & Dyckman, LLP, which firm acts as general and securities counsel to the Company. He is the son of Leo Salon, a Director of the Company whose term as Director expires at this Annual Meeting, and who has declined to stand for re-election.

Howard P. Goldberg's duties as President and a Director were ended on December 18, 1998. He was replaced by Jonah Gitlitz, an existing Director, as Acting President of the Company.


          DIRECTORS CONTINUING IN OFFICE WHOSE TERM EXPIRES IN 2000
          ------------------------------------------------------------

David C. Hochberg (a) Vice President - Public     1,422,835 (e)      14.3%
Age - 42              Affairs; Director since
                      1978.


Mr. Hochberg has held the above position since 1986. He joined the Company in 1978 and was subsequently promoted to Director-Public Affairs.


Elizabeth M. Eveillard (b)(c) Managing Director,      9,500 (f)        --
Age - 52                      Investment Banking
                              Division, PaineWebber
                              Incorporated; Director
                              since 1997.


Ms. Eveillard has served as Managing Director, Investment Banking Division of PaineWebber Incorporated since April 1988. Prior to her association with PaineWebber Incorporated, Ms. Eveillard served in various capacities, rising ultimately to Managing Director at Shearson Lehman Brothers. She is a director of Gantos, Inc., a company engaged in the retail/apparel industry. Ms. Eveillard also serves on the board of directors of two private companies.


Jonah Gitlitz (a) Acting President;                   9,500 (f)        --
Age - 70          Director since 1997.


Mr. Gitlitz was appointed Acting President of the Company on December 18, 1998. Prior to his appointment, Mr. Gitlitz was a management consultant. Mr. Gitlitz served as President, Chief Executive Officer of the Direct Marketing Association ("DMA") from January 1985 through December 1996. He joined the DMA in May 1981 as Senior Vice President, Public Affairs. Since January 1997, when he retired from the DMA, Mr. Gitlitz has been involved in management consulting activities. He serves on the boards of several non-profit organizations and private companies.


            DIRECTORS CONTINUING IN OFFICE WHOSE TERM EXPIRES IN 2001
            ---------------------------------------------------------

Bert W. Wasserman (b)(c) Director since 1995.        20,000 (g)        --
Age - 66


Mr. Wasserman served as Executive Vice President and Chief Financial Officer of Time Warner, Inc. from 1990 through 1994, having served on the Board of Directors of Time Warner, Inc. and its predecessor company from 1981 to 1993. He joined Warner Communications in 1966 and had been an officer of that company since 1970. Mr. Wasserman is a director of several investment companies in the Dreyfus Family of Funds. He is a director of Malibu Entertainment International, Inc., Winstar Communications, Inc., and IDT Corp. Mr. Wasserman is on the Board of Directors of the Baruch College Fund. Mr. Wasserman is a Certified Public Accountant.


Richard A. Berman (b) President, Manhattanville       8,100 (f)        --
Age - 54              College; Director since
                      1997.


Mr. Berman has served as President of Manhattanville College since January 1995. From November 1991 until December 1994, he was employed by Howe-Lewis International, first serving as President of North America, and finally as President and Chief Executive Officer of that company. Howe-Lewis International is a company engaged in executive search and management consulting in a variety of industries. Before joining Howe-Lewis International, Mr. Berman was engaged, for over 20 years in the health care industry. Mr. Berman currently is a director of HCIA, Inc. and First Medical Group. Mr. Berman also serves on the boards of several not-for- profit organizations including Health Insurance Plan of Greater New York, Westchester Education Coalition, Inc. and The Independent College Fund.


--------------------------
(a)      Member of Executive Committee
(b)      Member of Compensation Committee
(c)      Member of Audit Committee
(d) Includes 480,098 shares of Common Stock held by the Lillian Vernon Foundation, Inc. (the "Foundation"). Lillian Vernon is the sole trustee of the Foundation. Also includes options to purchase 140,000 shares which are presently exercisable or which will become exercisable within 60 days of the date hereof.

(e) Includes 130,000 shares of Common Stock held by the David Hochberg Foundation. David Hochberg is the sole trustee of the David Hochberg Foundation. Also includes 75,835 options which are presently exercisable or which become exercisable within 60 days of the date hereof.
(f) Includes options to purchase 7,500 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.
(g) Includes options to purchase 15,000 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

MEETINGS OF BOARD OF DIRECTORS AND COMMITTEES

         During the last fiscal year, the Board of Directors held five meetings. The Company believes that attendance at meetings is one means by which Directors can contribute to the effective management of the Company and that the contributions of all Directors have been substantial and highly valued.

         The Compensation Committee, which administers the Company's employee compensation plans, met four times in fiscal 1999. The Audit Committee, which reviews and makes recommendations to the Board of Directors with respect to the Report of the Independent Accountants and reviews the accounting systems and controls of the Company on a continuous basis, met two times in fiscal 1999.

         All of the Directors attended at least 75% of the aggregate of all Board Meetings and Meetings of the Committees of the Board of which he or she is a member, with the exception of Leo Salon who did not attend one meeting of the Board of Directors and one meeting of the Audit Committee, both meetings being held on the same date.

         The Company does not have a nominating committee.

EXECUTIVE OFFICERS

         The following table sets forth the name, age and position of the executive officers of the Company:

     Name                        Age                          Position
     ----                        ---                          --------
Lillian Vernon                   71                  Chairman of the Board and
                                                     Chief Executive Officer

Jonah Gitlitz                    70                  Acting President and
                                                     Director

Laura L. Zambano                 47                  Executive Vice President
                                                     - Merchandising

Kevin A. Green                   41                  Senior Vice President -
                                                     Marketing

George J. Mollo, Jr.             47                  Senior Vice President -
                                                     Merchandise Operations

Paul C. Pecorin                  59                  Senior Vice President -
                                                     Chief Information Officer

Richard P. Randall               61                  Senior Vice President -
                                                     Chief Financial Officer

Ralph J. Thomann                 56                  Senior Vice President -
                                                     Operations

Norman Foster                    55                  Senior Vice President -
                                                     Quality Assurance

Susan C. Handler                 38                  Vice President, Corporate
                                                     Controller/Secretary

David C. Hochberg                42                  Vice President - Public
                                                     Affairs and Director

         Howard Goldberg's employment as President and Chief Operating Officer terminated on December 18, 1998.

         Larry Blum's employment as Executive Vice President terminated on January 22, 1999.

         Robert Mednick's employment as Vice President - Chief Financial Officer terminated on September 16, 1998.

         Laura L. Zambano was promoted to Executive Vice President Merchandising in January 1996. From July 1989 until her promotion she served as Senior Vice President - General Merchandise Manager. From 1983 until her promotion in 1989, she was Vice President of Merchandising. Ms. Zambano joined the Company in 1978 as a catalog coordinator; she became Associate Vice President in 1982. Prior to joining the Company, Ms. Zambano was employed as an advertising production manager by H.O. Gerngross & Co.

         Kevin A. Green was promoted to Senior Vice President Marketing in April 1996. From December 1993 until his promotion, he served as Vice President - Marketing. Mr. Green joined the Company in March 1990 as Manager - Marketing and subsequently in April 1992 was promoted to Director-Marketing. Prior to joining the Company, Mr. Green held various marketing positions at Doubleday Book and Music Club and Better Homes and Gardens Book Club.

         George J. Mollo, Jr. joined the Company in October, 1998 as Senior Vice President - Merchandise Operations. From 1997 until he joined the Company, Mr. Mollo was Vice President, Merchandise Operations and Inventory Control of Genesis Direct, Inc., a company in the direct mail industry. Prior to joining Genesis Direct, Mr. Mollo was an independent consultant assisting catalog companies in cost saving measures in all merchandising areas. In 1996, Mr. Mollo was Director, Merchandise Planning and Operations for Music Sound Exchange, a Time Warner Inc. subsidiary. From 1994 to 1995, Mr. Mollo was Director, Merchandise Operations of Disney Direct, Inc., a subsidiary of the Walt Disney Company. Prior to joining Disney Direct, Inc., Mr. Mollo held various merchandising positions at J. Crew, Inc., British Apparel Corp., Kids "R" Us and Saks Fifth Avenue.

         Paul C. Pecorin was promoted to Senior Vice President - Chief Information Officer in July 1997. Prior to his promotion, he served as Vice President-Chief Information Officer since joining the Company in 1984. From 1982 until he joined the Company, Mr. Pecorin was Vice President-Systems of Lands' End, Inc., a direct mail catalog company marketing clothes and related products. Prior to his employment at Lands' End, Inc., Mr. Pecorin was manager, systems development for Pratt & Whitney Aircraft Co.

         Richard P. Randall joined the Company in September 1998 as Senior Vice President - Chief Financial Officer. From September 1997 until he joined the Company, Mr. Randall was a management consultant providing financial and management services to Supreme International Inc., a men's sportswear design/importer and Mondo, Inc., a men's better sportswear designer/importer. From November 1990 to September 1997, Mr. Randall was Senior Vice President, Chief Financial Officer of Salant Corporation, a men's multinational apparel manufacturer/importer. Prior to his employment by Salant Corporation, Mr. Randall held senior management positions at Heron Communications, Inc., Chappell Music Publishers, Warner Cosmetics, Inc. (a subsidiary of Warner Communications), Revlon, Inc., Beck Industries, Inc., and Botany Industries, Inc. Mr. Randall is a Certified Public Accountant.

         Ralph J. Thomann was promoted to Senior Vice President-Operations in January 1998. Prior to his promotion he served as Vice President - Operations since July 1996. Since joining the Company in February 1984, Mr. Thomann has held a variety of positions including Vice President-Distribution, Director-Order Processing, Director-Distribution, and Director-Engineering. From June 1967 until joining the Company, Mr. Thomann held various engineering positions with Avon Products, Inc., a manufacturer and distributor of cosmetics and beauty related products.

         Norman Foster joined the Company in August 1983 as Director of Distribution and served in that position until March 1988, when he assumed the position of Director of Inventory. In May 1992, Mr. Foster was promoted to Vice President-Quality Assurance and in December 1998 he was promoted to Senior Vice President - Quality Assurance. From 1969 until he joined the Company in 1983, Mr. Foster held various distribution, inventory, operational and production planning positions for the Sherwin Williams Co, a paint manufacturing and distribution company.

         Susan C. Handler joined the Company in April 1989 as Corporate Controller and Secretary. She was promoted to Vice President in July 1994. From 1982 to April 1989, Ms. Handler was employed by Coopers & Lybrand, a predecessor of PricewaterhouseCoopers LLP, Certified Public Accountants, in various capacities, the last position being as audit manager. Ms. Handler is a Certified Public Accountant.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of June 4, 1999, the beneficial ownership of the Company's shares by (i) the Chief Executive Officer and the four other most highly compensated executive officers of the Company at the end of the fiscal year and two additional former executive officers of the Company; and (ii) the directors and nominees for director; and (iii) all executive officers, directors and nominees for director as a group.


                                                              Percentage of
                                                             Shares Outstanding
                                  Amount of Shares             and Options
  Name and Address                 Beneficially                 Exercisable
 of Beneficial Owner                  Owned                    Within 60 Days
 -------------------              ----------------           ------------------
Lillian Vernon(1)                 2,780,802(2)(3)                  27.9%
Howard P. Goldberg(1)                20,000(4)                      *
David C. Hochberg(1)              1,422,835(5)(6)                  14.3%
Elizabeth M. Eveillard(1)             9,500(7)                      *
Jonah Gitlitz(1)                      9,500(7)                      *
Richard A. Berman(1)                  8,100(7)                      *
Leo Salon(1)                         24,250(8)                      *
Bert W. Wasserman(1)                 20,000(9)                      *
Joel Salon(1)                         1,000(10)                     *
Laura L. Zambano(1)                  57,372(11)                     *
Larry R. Blum(1)                     25,835(12)                     *
Kevin A. Green(1)                    42,835(13)                     *
Paul C. Pecorin(1)                  105,865(14)                     1.1%
Lillian Vernon Foundation,
Inc.(15)                            480,098                         4.8%
David Hochberg Foundation(1)        130,000(5)                      1.3%
All Executive Officers,
Directors and nominees for
director as a group
(18 persons)                      4,623,773(16)                    46.4%


--------
*Less than 1%.

(1)      The address of the stockholders is One Theall Road, Rye, New York
         10580.

(2) Includes 480,098 Shares owned by the Lillian Vernon Foundation (the "Foundation"). Lillian Vernon is the sole trustee of the Foundation.

(3) Includes options to purchase 140,000 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(4) Includes options to purchase 10,000 shares which are presently exercisable or which become exercisable within 60 days of the date hereof. Mr. Goldberg's employment as President, Chief Operating Officer and Director terminated on December 18, 1998.

(5) Includes 130,000 shares owned by the David Hochberg Foundation. David Hochberg is the sole trustee of the David Hochberg Foundation.

(6) Includes options to purchase 75,835 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(7) Includes options to purchase 7,500 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(8) Includes options to purchase 22,000 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(9) Includes options to purchase 15,000 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(10) Of these shares, Mr. Salon's wife owns 250 shares, as to which Mr. Salon disclaims beneficial ownership.

(11) Includes options to purchase 45,835 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

(12) Includes options to purchase 20,835 shares which are presently exercisable or which become exercisable within 60 days of the date hereof. Mr. Blum's employment as Executive Vice President terminated on January 22, 1999.

(13) Includes options to purchase 42,835 shares which are presently exercisable or which become exercisable within 60 days hereof.

(14) Includes options to purchase 75,835 shares which are presently exercisable or which become exercisable within 60 days hereof.

(15)     The address of the Foundation is 8 Dublin Hill Road,
         Greenwich, Connecticut.

(16) Includes 480,098 shares owned by the Lillian Vernon Foundation, of which Lillian Vernon is the sole trustee. Includes 130,000 shares owned by the David Hochberg Foundation, of which David Hochberg is the sole trustee. Includes options to purchase 566,178 shares which are presently exercisable or which become exercisable within 60 days of the date hereof.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth, as of June 4, 1999, the beneficial ownership of the Company's shares by persons who are believed to beneficially own more than 5% of the Shares of the Company.

                                                        Percentage of Shares
                                                        Outstanding and
Name and Address of            Amount of Shares         Options Exercisable
Beneficial Owner               Beneficially Owned       Within 60 Days
-------------------            ------------------       --------------------
Gabelli Funds,                    2,107,200(2)               21.2%
Inc.(1)

-----------------------
(1) The address of Gabelli Funds, Inc., is One Corporate Center, Rye, New York 10580-1434.

(2) The number of shares is based upon an amended Schedule 13-D filed by Gabelli Funds, Inc. and affiliates, dated April 30, 1999. The shares include shares owned by entities that may be deemed to be controlled or under the control of Gabelli Funds, Inc.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and Directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the American Stock Exchange. Officers, Directors and greater-than-10% stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such forms furnished to the Company, the Company believes that during Fiscal 1999, all Section 16(a) filing requirements applicable to its Officers, Directors and greater-than-10% beneficial owners were complied with in a timely fashion.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE
--------------------------

The following table sets forth certain summary information concerning compensation paid or accrued by the Company, to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (determined as of February 27, 1999) (the "Named Executive Officers") and two additional former executive officers of the Company for the Company's last three fiscal years:


                                                                                      Long Term Compensation
                                                                              -----------------------------------
                                                 Annual Compensation                  Awards              Payouts
                                       --------------------------------------------------------------------------
                              Fiscal                            Other          Restricted               Long Term        All Other
                                Year                            Annual           Stock       Number of  Incentive Plan  Compensation
Name and Principal Position    Ended   Salary (1)   Bonus    Compensation (2)  Award(s)(4)    Options     Payouts          (5)
---------------------------  --------- -------------------------------------------------------------------------------  -----------
Lillian Vernon               2/27/99   $520,000        $0      $463,450 (3)          $0              0       $0           $208,037
  Chairman of the Board and  2/28/98    520,000         0       463,450 (3)           0              0        0            215,551
  Chief Executive Officer    2/22/97    520,000         0             0               0              0        0            221,140

Laura L. Zambano             2/27/99   $295,000        $0            $0              $0              0       $0            $10,371
  Executive Vice President   2/28/98    288,846    64,000             0               0         17,500        0              9,975
  Merchandising              2/22/97    275,992         0             0               0         12,500        0              9,688

Kevin A. Green               2/27/99   $207,692        $0            $0              $0              0       $0             $8,468
  Senior Vice President      2/28/98    190,194    50,000             0               0         17,500        0              8,212
  Marketing                  2/22/97    180,278         0             0               0         12,500        0              8,050

Paul C. Pecorin              2/27/99   $202,600        $0            $0              $0              0       $0            $16,482
  Senior Vice President      2/28/98    199,070    35,000             0               0         17,500        0             15,587
  Chief Information Officer  2/22/97    189,262         0             0               0         12,500        0             14,846

David C. Hochberg            2/27/99   $180,300        $0            $0              $0              0       $0             $9,142
  Vice President             2/28/98    180,300    15,500             0               0         17,500        0              8,841
  Public Affairs             2/22/97    177,733         0             0               0         12,500        0              8,638

Howard P. Goldberg (6)       2/27/99   $350,000        $0            $0              $0              0       $0             $8,468
  Former President and       2/28/98    350,000    38,000             0               0              0        0              8,212
  Chief Operating Officer    2/22/97    310,962   125,000 (7)         0         136,300  (8)    75,000        0              5,057

Larry R. Blum (9)            2/27/99   $295,000        $0       $23,828 (10)         $0              0       $0             $8,468
  Former Executive           2/28/98    288,846    65,000        29,679 (11)          0         17,500        0              8,212
  Vice President             2/22/97    275,921         0             0               0         12,500        0              8,050


(1) Consists of base salaries. No amounts were deferred at the election of the executive officers.

(2) Perquisites to any executive officer (except as noted) did not exceed, for such individual, the lesser of $50,000 or 10% of compensation.

(3) Represents payment of deferred compensation from fiscal years 1986 - 1989.

(4) The value of each restricted stock award reflects the closing price of the stock on the date of grant. Dividends on shares of restricted stock are paid at the same time and at the same rate as dividends on the Company's unrestricted common stock. The aggregate number and value of the restricted stock holdings of the Named Executive Officers are disclosed in Note 8 below.

(5) All Other Compensation consists of employer contributions pursuant to the Company's Profit Sharing/401-K Plan (current year profit sharing amounts estimated), compensation related to split-dollar life insurance premiums, and above-market earnings on deferred compensation, in the following amounts:


                                                      401(k)
                                       Profit      Matching     Split-dollar         Above-Market
                                      Sharing  Contribution    Life Insurance            Earnings
                                   --------------------------------------------------------------
Lillian Vernon        2/27/99              $0            $0          $23,531             $184,506
                      2/28/98               0             0          $21,627             $193,924
                      2/22/97               0             0           19,877              201,263

Laura L. Zambano      2/27/99          $3,468        $5,000           $1,903                   $0
                      2/28/98           3,462         4,750            1,763                    0
                      2/22/97           3,550         4,500            1,638                    0

Kevin A. Green        2/27/99          $3,468        $5,000               $0                   $0
                      2/28/98           3,462         4,750                0                    0
                      2/22/97           3,550         4,500                0                    0

Paul C. Pecorin       2/27/99          $3,468        $5,000           $8,014                   $0
                      2/28/98           3,462         4,750            7,375                    0
                      2/22/97           3,550         4,500            6,796                    0

David C. Hochberg     2/27/99          $3,468        $5,000             $674                   $0
                      2/28/98           3,462         4,750              629                    0
                      2/22/97           3,550         4,500              588                    0

Howard P. Goldberg    2/27/99          $3,468        $5,000               $0                   $0
                      2/28/98           3,462         4,750                0                    0
                      2/22/97           2,230         2,827                0                    0

Larry R. Blum         2/27/99          $3,468        $5,000               $0                   $0
                      2/28/98           3,462         4,750                0                    0
                      2/22/97           3,550         4,500                0                    0


(6) The Company entered into an employment agreement with Mr. Goldberg on March 13, 1996. Mr. Goldberg's employment agreement, which had an initial term of three years, provided for an annual base salary of $350,000. The Board agreed to pay Mr. Goldberg a bonus of $75,000 for the fiscal year ended February 22, 1997. The Company also paid Mr. Goldberg a $50,000 bonus upon signing of the employment contract. Mr. Goldberg's employment with the Company was terminated on December 18, 1998. Mr. Goldberg was paid through the end of his contract, which expired on March 28, 1999.

(7) Bonus amount included a $50,000 bonus paid in March 1996 upon signing of employment contract, and an annual bonus of $75,000 accrued for the fiscal year ended February 22, 1997 (see Note 6).

(8) The 10,000 shares of restricted stock were issued on March 29, 1996, when the value of such shares, based on the stock's closing price of $13.63, was $136,300. The stock vested over two years; 5,000 shares vested on March 29, 1997, when the value of such shares, based on the stock's closing price of $14.00, was $70,000; with the remaining 5,000 shares vested on March 29, 1998, when the value of such shares, based on the stock's closing price of $17.50, was $ 87,500.

(9) The Company entered into an employment agreement with Mr. Blum on March 1, 1995. Mr. Blum's employment agreement, which had an initial term of three years, provided for an initial annual base salary of $250,000. The Board could have awarded Mr. Blum an annual bonus of up to 50% of his annual base salary. Mr. Blum's employment with the Company was terminated on January 22, 1999. He will receive severance pay in an amount equal to his former base salary until December 18, 1999.

(10) Represents accrued vacation pay due to Mr. Blum which was paid in fiscal 1999.

(11) Represents forgiveness of balance due on loan principal and interest made to Mr. Blum by the Company to exercise stock options in fiscal years 1995 and 1996.

OPTION GRANTS IN THE LAST FISCAL YEAR
-------------------------------------

No grants of stock options were made to the Named Executive Officers or to the two former executive officers of the Company during the Company's fiscal year ended February 27, 1999.

AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES
---------------------------------

The following table sets forth information concerning the exercise of options by the Named Executive Officers during the Company's fiscal year ended February 27, 1999, and the value of unexercised options held by the Named Executive Officers and two former executive officers of the Company as of the end of the fiscal year:



                                                                                           Value of
                                                                   Number of            Unexercised
                                                                 Unexercised           In-the-Money
                                                            Options at Fiscal     Options at Fiscal
                                                                    Year-End               Year-End
                                                                                                 (1)
                         Shares Acquired            Value       Exercisable/           Exercisable/
Name of Individual          on Exercise          Realized      Unexercisable          Unexercisable
---------------------    ---------------  ----------------  -----------------    -------------------
Lillian Vernon                        0                $0
         Exercisable                                                 140,000                     $0
       Unexercisable                                                       0                     $0

Laura L. Zambano                 15,000           $52,500
         Exercisable                                                  44,167                 $8,366
       Unexercisable                                                  15,833                 $5,109

Kevin A. Green                        0                $0
         Exercisable                                                  41,167                $22,166
       Unexercisable                                                  15,833                 $5,109

Paul C. Pecorin                       0                $0
         Exercisable                                                  74,167                $40,166
       Unexercisable                                                  15,833                 $5,109

David C. Hochberg                     0                $0
         Exercisable                                                  74,167                $40,166
       Unexercisable                                                  15,833                 $5,109

Howard P. Goldberg               50,000          $133,566
         Exercisable                                                       0                     $0
       Unexercisable                                                  25,000                 $9,250

Larry R. Blum                    55,000          $136,973
         Exercisable                                                  19,167                     $0
       Unexercisable                                                  10,001                 $4,492


(1) Calculated using the fair market value of shares at the close of the market on February 26, 1999, of $14.00.

DIRECTOR COMPENSATION

         The Company pays Mr. Leo Salon and Ms. Eveillard an annual retainer of $20,000, and Messrs. Berman and Wasserman, Chairpersons of the Compensation and Audit Committees, respectively, an annual retainer of $22,500. Additionally, all non-employee Directors receive $1,000 (plus expenses) per Board meeting attended and $1,000 (plus expenses) per Committee meeting attended.

         Since his appointment as Acting President in December 1998, Mr. Gitlitz has been compensated at an annual salary of $180,000. He no longer is paid an annual retainer or fees for meeting attendance to serve as a director.

         The Company has a Stock Option Plan for Non-Employee Directors (the "Non-Employee Directors Plan"), which provides for a grant of options to purchase not less than 2,500, nor more than 5,000 shares of Common Stock to non-employee directors on the date of appointment to the Board of Directors, as well as on the date of each Annual Meeting, the amount to be determined by the directors who are ineligible to receive options under the Non-Employee Directors Plan. Such options have an exercise price equal to 100% of the fair market value per share of Common Stock on the day the option is granted.

         In fiscal 1999, Messrs. Wasserman, Berman and Gitlitz and Ms. Eveillard, each received options to purchase 5,000 shares at an exercise price of $16.88 per share, pursuant to the Non-Employee Directors Plan.

         In fiscal 1999, Leo Salon received options to purchase 5,000 shares at an exercise price of $16.88 per share, pursuant to the 1997 Performance Unit, Restricted Stock, Non Qualified Option and Incentive Stock Option Plan.

CERTAIN TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

         Until July 1998, the Company occupied a 41,000 square foot corporate headquarters facility in New Rochelle, New York, pursuant to a sublease between the Company and Port Chester Properties (the partners of which are Fred P. and David C. Hochberg (the "Hochbergs")). David C. Hochberg is an executive officer and a director of the Company. Fred P. Hochberg was a director of the Company through November 20, 1995, and continues to be a stockholder of the Company. David and Fred Hochberg are sons of Lillian Vernon. Pursuant to the sublease, the Company paid $179,000 in fiscal 1999 to the Hochbergs. In July 1998, the Company relocated its corporate headquarters to a building in Rye, New York, which is leased from a non-affiliated entity.

         Effective February 27, 1985, Fred P. Hochberg entered into a deferred compensation agreement with the Company that provided for deferred compensation for four years commencing in fiscal 1986. This agreement, as amended, provides that his retirement benefit is

$5,525,000, payable over a 10 year period commencing 2017, and that his death benefit calculated as of February 27, 1999 was $1,843,113. The agreement further provides that these payments are due Mr. Hochberg or his beneficiaries whether or not he is employed by the Company.

         Effective February 27, 1985, David C. Hochberg entered into a deferred compensation agreement with the Company that provided for deferred compensation for four years commencing in fiscal 1986. This agreement, as amended, provides that his retirement benefit is $3,540,000, payable over a 10 year period commencing 2022, and that his death benefit calculated as of February 27, 1999 was $921,161. The agreement further provides that these payments are due Mr. Hochberg or his beneficiaries whether or not he is employed by the Company.

     Leo Salon and Joel Salon are senior partners of Salon, Marrow & Dyckman, LLP, which firm provides legal services to the Company. In fiscal 1999, the Company paid $458,335 in legal fees to Salon, Marrow & Dyckman, LLP.

         On March 13, 1996, the Company entered into a three year employment agreement (which term commenced on March 29, 1997) with Howard Goldberg, President and Chief Operating Officer. The agreement provided for an annual base salary of $350,000, 75,000 non-qualified stock options which were exercisable over a three year period, commencing on March 29, 1997, and 10,000 shares of restricted stock, of which 5,000 shares vested on March 29, 1997, and the remaining 5,000 shares vested on March 29, 1998. Additionally, the Company paid Mr. Goldberg a $50,000 bonus upon the signing of the agreement. The Board could award Mr. Goldberg an annual bonus of up to 50% of his annual base salary, and agreed to pay Mr. Goldberg a bonus of at least $75,000 for the fiscal year ending February 22, 1997. The Company decided not to renew the employment agreement with Mr. Goldberg and his duties were ended as President and Chief Operating Officer in December 1998. Pursuant to his employment agreement, Mr. Goldberg received his salary through the end of his contract, March 28, 1999.

         On May 30, 1996, the Company entered into a one year employment agreement (which term commenced on June 27, 1996) with Robert S. Mednick, Vice President and Chief Financial Officer. The agreement provided for a base salary of $225,000, 25,000 non-qualified stock options, which were exercisable over a three year period commencing June 27, 1997 and 5,000 shares of restricted stock which vested on June 27, 1997. The Board could award Mr. Mednick an annual bonus of up to 40% of his annual base salary. Mr. Mednick's employment agreement was extended for one year on June 27, 1997 and was subsequently extended to December 31, 1998. Mr. Mednick's employment was terminated on September 16, 1998. Mr. Mednick received his salary through December 31, 1998 and six months of severance, payable over a six month period pursuant to his employment agreement.

         On January 22, 1999, Larry Blum's employment as Executive Vice President of the Company was terminated. Mr. Blum will receive severance payments through December 18, 1999.

     The Company has entered into agreements with certain members of the Company's senior management (the "Executives"). The agreements provide, in part, that if there is a change of control (as defined in the agreement) on or prior to June 30, 2002 and the Executive is terminated (i) without cause by the Company within two years of the change of control; or (ii) without cause by the Company after the execution of the agreement, but prior to the change in control and the change of control occurs within 6 months of the agreement; or (iii) with good reason (as defined in the agreement) by the Executive within two years of the change of control, the Executive shall be paid a lump sum on the termination date. The lump sum is based upon the time elapsed since the change of control, the Executive's termination date, and a formula starting at 200% of the Executive's adjusted income, as defined in the Agreement, if 0 - 12 months have elapsed, and decreasing, in stages, to 0% if more than 24 months have elapsed since the change in control.

         Additionally, the agreements provide that after a change of control has occurred, while its stock remains publicly traded, the Company will honor, whether vested or not, the Executive's exercise of all of his or her stock options. In the event that the Company's shares are not publicly traded after the change of control, the Company will pay the Executive an amount, calculated as set forth in the agreements, which is the equivalent of the economic value of such options.

REPORT OF THE COMPENSATION COMMITTEE

         The Report of the Compensation Committee and the Performance Graph herein shall not be incorporated by reference into any filing, notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934 that might incorporate future filings in whole or in part, including this Proxy Statement.

         The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent, non-employee directors. The Committee is responsible for setting and administering the Company's employee compensation plans, subject to the approval of the Board of Directors. The Committee applies a philosophy based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives.

COMPENSATION PHILOSOPHY

         The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward competent executives who contribute to the long-term success of the Company.

         o The Company pays competitively. The Company is committed to providing a compensation program that helps attract and retain highly competent executive officers. To ensure that pay is competitive, the Company regularly compares its pay practices with those of other leading companies in the retail and direct mail catalog industries.

         o        The Company pays for sustained and improved performance.
                  Executive officers are rewarded based upon meeting a combination of individual performance goals, Company goals and management discretion. Each year the Committee approves an incentive compensation plan (Performance Unit
                  Plan) which establishes a dollar bonus pool and guidelines for bonus payments based upon per share earnings. Performance is evaluated by reviewing the individual's performance against both quantitative and qualitative objectives.

         o The Company encourages stock ownership by management. The Company believes stock ownership by management fosters an interest in the enhancement of stockholder value and thus aligns management's interest with that of the stockholders.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         Lillian Vernon, the Chairman of the Board and Chief Executive Officer, founded the Company forty-eight years ago. She has played and continues to play a pivotal role in the Company and its development. She is involved in all aspects of the Company's business. In determining Miss Vernon's total compensation, the Committee considered her leadership and contributions to the Company during fiscal 1999. In 1992, the Company extended Miss Vernon's employment agreement for five years. By its provisions, at the end of its term, the employment agreement continues at will, terminable upon ninety (90) days written notice. Miss Vernon received a base salary of $520,000 per annum in fiscal 1999. She voluntarily agreed to a ten (10%) percent reduction in her annual salary, effective for fiscal 2000. Her salary is reviewed annually by the Committee and may be increased at the Board of Directors' discretion. In reviewing Miss Vernon's base salary, the Board of Directors consider the base salaries paid to the chief executive officers of other companies in the retail and direct mail catalog industry. In addition, the Board of Directors, upon the recom-mendation of the Committee, may award a bonus to Miss Vernon. The employment agreement also provides for the full payment of salary to Lillian Vernon for a two year period should she become disabled and unable to perform her duties.

         Miss Vernon's compensation is tied to the performance of the Company, specifically earnings per share. In fiscal 1999 the Company did not meet the specific goals previously established by the Board of Directors. The Compensation Committee, with the approval of the Board of Directors and at the request of Miss Vernon, did not award her a bonus. Miss Vernon did not receive a bonus in fiscal 1998 either.

         Miss Vernon is eligible to participate in the Company's stock option program and other benefit plans, as are all other executives of the Company.

         Effective February 27, 1985, Lillian Vernon entered into a deferred compensation agreement with the Company which provided for deferred compensation for four years commencing in fiscal 1986. The Deferred Compensation Agreement, which was amended on April 30, 1992, provides that her deferred compensation benefit is $4,634,500 payable over a ten year period commencing 1997. Her death benefit consists of the remaining portion of the deferred compensation payments at the time of her death.

COMPENSATION VEHICLES

         The Company uses a total compensation program that consists of cash and equity based compensation.

CASH BASED COMPENSATION

         Salary

         Individual salary determinations of the Company's executive officers are based on experience, sustained performance and comparison to peers inside and outside the Company.

         Bonus-Performance Unit Plan

         As previously discussed, under the Company's Performance Unit Plan, the Committee establishes a dollar bonus pool and guidelines for bonus payments based upon per share earnings. Corporate vice presidents, department directors and managers participate in the Performance Unit Plan. Generally, payments are based in part upon the achievement of individual performance goals, Company goals and management discretion. Bonus compensation may be paid in cash or in shares of the Company's Common Stock, at the Company's option. The Company's fiscal 1999 results did not meet the specific goals previously established by the Board of Directors. However, the Board, cognizant that certain factors beyond the control of non-senior management (management below the level of vice president) affected earnings, wished to recognize their efforts and awarded performance bonuses aggregating approximately $200,000 to the Company's non-senior management.

         Profit-Sharing Plan

         The Company maintains a profit-sharing plan for the benefit of all employees, including its executive officers, who have met certain minimum service requirements. The Company's annual contribution is discretionary, as determined by the Board of Directors.

         The Company's profit-sharing plan also includes an employee contribution and employer matching contribution (401(k)) feature. Under the 401(k) feature of the plan, eligible employees may make pre-tax contributions up to 10% of their annual compensation. Employee contributions of up to 6% of compensation are currently matched by the Company at a rate of 50%.

         Equity Based Compensation

         Restricted Stock and Stock Options

         The purpose of these programs is to provide additional incentives to employees to work to maximize stockholder value. The restricted stock and stock option plans are administered by the Committee, which has the authority to determine the individuals to whom, the times at which options and/or restricted stock may be granted or awarded and the number of shares to be covered by each such grant or award. The Company may grant stock options and restricted stock awards to the Company's management - the officers and departmental directors. The programs utilize vesting periods, which are determined by the Committee, to encourage key employees to continue in the employ of the Company.


         The Compensation Committee:  Richard A. Berman
                                      Bert W. Wasserman
                                      Elizabeth M. Eveillard

PERFORMANCE GRAPH
-----------------

Set forth below is a performance graph that shows the cumulative total return (assuming dividend reinvestment) on the Company's Common Stock compared with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Specialty Retail Index for the period of the Company's last five fiscal years (February 1994 = 100):


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            AMONG LILLIAN VERNON, S&P 500, AND S&P SPECIALTY RETAIL

                                            S&P Specialty
                    LV        S&P 500       Retail
                ----------------------------------------------
1994             100.00       100.00       100.00
1995             107.27       107.36        94.90
1996              81.70       144.62        92.81
1997              75.95       182.45       106.17
1998             107.52       246.32       112.17
1999              88.41       294.93       100.18


The Board of Directors recognize that the market price of stock is influenced by many factors, only one of which is company performance. The stock price performance shown on the graph is not necessarily indicative of future price performance.

         2.       RATIFICATION OF APPOINTMENT OF AUDITORS

         Subject to stockholder ratification, the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending February 26, 2000. Coopers & Lybrand L.L.P., a predecessor of PricewaterhouseCoopers LLP, has audited the accounts of the Company since fiscal year 1985. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the Board.

         A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will be available to respond to questions.

         The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ended February 26, 2000.

         The Board of Directors recommends a vote "FOR" ratifying the appointment of PricewaterhouseCoopers LLP.

         3.       PROPOSAL TO AMEND THE CERTIFICATE OF
                  INCORPORATION TO INCREASE THE AUTHORIZED
                  NUMBER OF SHARES OF COMMON STOCK

         The Board of Directors has approved, for submission to a vote of the Stockholders, a proposal to amend Article Fourth of the Certificate of Incorporation to increase the number of authorized shares of Common Stock, $.01 par value, from 20 million to 100 million shares. If approved by the Company's stockholders, the amendment will become effective when filed with the Secretary of State of Delaware. A copy of the amendment to the Company's Certificate of Incorporation appears as Appendix A to this Proxy Statement.

         As of June 4, 1999, [______] shares of Common Stock were issued and outstanding, excluding [______] shares issued and held as Treasury Stock; [______] shares were reserved for issuance under options granted under the Company's 1987 and 1997 Performance Unit, Restricted Stock, Non-Qualified Option and Incentive Stock Option Plans; [______] shares were reserved for issuance under options granted under the 1993 and 1997 Stock Option Plans for Non-Employee Directors and [______] shares were reserved for issuance pursuant to the Company's Employee Stock Purchase Plan; and [______] shares are reserved for issuance pursuant to the Company's Shareholder Rights Plan. Thus, as of June 4, 1999, the Company has an aggregate [______] shares of Common Stock issued and/or reserved for issuance out of a total of 20 million shares authorized. Rights to acquire [_____] shares of Series A Preferred Stock are reserved for issuance under the Shareholder Rights Plan.

         The Board of Directors believes that the increase in authorized shares of Common Stock will provide the Company with flexibility to facilitate any potential acquisitions, meet its future capital requirements and satisfy other corporate needs that might arise. The Company has no plans to issue any shares at the present date.

         The Company's Certificate of Incorporation and By-Laws currently contain no anti-takeover provisions. The availability of additional shares of Common Stock may make it more difficult to effect or may discourage an attempt to gain control of the Company by means of a merger, tender offer or proxy contest, which is not approved by incumbent management, and may therefore be deemed to be an anti-takeover measure.

         On April 15, 1999, the Company's Board of Directors adopted a Shareholder Rights Plan (the "Plan"), under which shareholders received a right to purchase one one-thousandth of a share of Series A Preferred Stock. Subject to the provisions of the Plan, the right will be activated by the Company within ten (10) days of (i) the public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire beneficial ownership of twenty (20%) percent or more of the outstanding shares of Common Stock of the Company or (ii) following the commencement of a tender offer or exchange offer that, if consummated, would result in a person or group beneficially owning twenty (20%) percent or more of the outstanding shares of Common Stock of the Company. If the right is activated, Shareholders will be entitled to receive, upon exercise, shares of Common Stock having a value equal to two times the Purchase Price of the Right ($70) or at the option of the Board of Directors, one share of common stock. The Plan is designed to give the Board of Directors flexibility in responding to unsolicited offers to acquire the Company, including offers that might seek to treat some groups of stockholders differently from other stockholders. The Plan is designed to encourage any potential acquirer to negotiate the manner and terms of any proposed acquisition with the Board. The Company believes the Plan will enhance management's ability to achieve the Company's long-term goals. The Board is unaware of any current plans or discussions that could cause the Plan to be activated.

         The Company's officers, directors and their affiliates as a group as of June 4, 1999, beneficially own approximately ____% of the Company's Common Stock and could have the capacity to determine the disposition of any matter to be acted upon.

         In connection with the proposed amendment, stockholders will receive the financial statements and notes thereto, the related report of PricewaterhouseCoopers LLP, the Company's independent accountants, and Management's Discussion and Analysis of Financial Condition and Results of Operations, all of which are incorporated herein by reference to the Company's 1999 Annual Report to Stockholders, which accompanies this Proxy Statement.

         The affirmative vote of the holders of a majority of the outstanding Common Stock of the Company is required to adopt the proposed amendment.

         The Board of Directors recommends that stockholders vote "FOR" the foregoing proposal 3.

         4.       PROPOSAL TO AMEND THE 1997 PERFORMANCE UNIT,
                  RESTRICTED STOCK, NON-QUALIFIED OPTION AND
                  INCENTIVE STOCK OPTION PLAN
                         ("Incentive Compensation Plan")

         The Board of Directors, subject to the approval of the Company's stockholders, has amended the Incentive Compensation Plan. The amendment increases by 750,000, the number of shares of Common Stock which may be granted or awarded pursuant to the Incentive Compensation Plan.

         As of June 4, 1999, there were 525,000 shares of Common Stock reserved, of which _____ shares were not subject to outstanding awards or grants, for issuance upon the payment of performance units, the exercise of non-qualified and incentive stock options and the grant of restricted stock under the Incentive Compensation Plan.

         The Board of Directors is of the opinion that the Company's Incentive Compensation Plan provides competitive and balanced incentives for employees, employee-directors, consultants and others who render services to the Company.

         The Incentive Compensation Plan is administered by the Compensation Committee of the Board of Directors, which has full authority, in its discretion, to determine the individuals to whom and the times at which performance units or restricted stock will be awarded and/or options will be granted and the number of units and/or shares to be issued pursuant to each such award or grant. Non-employee directors are not eligible to participate in the Incentive Compensation Plan. Non-employee directors receive option grants pursuant to the 1997 Stock Option Plan for Non-Employee Directors.

         The amendment to the Incentive Compensation Plan will permit the Compensation Committee to continue to grant options and award restricted stock and performance unit awards to employees, officers, consultants and others (where applicable) who render services to the Company, and thus, to continue to provide an incentive to successfully manage and grow the business of the Company in the future.

         The material provisions of the Incentive Compensation Plan are described below:

PERFORMANCE UNIT AWARDS

         Performance units can only be awarded to employees. Performance unit awards may be paid in cash or shares of Common Stock of the Company, or a combination thereof. Performance units which are awarded to an employee shall have a payment value at the end of the award cycle (the period of not less than one fiscal year over which the performance units granted during a particular year are to be earned out), contingent upon the Company's performance. The Compensation Committee has discretion to apply performance measures on an absolute basis or relative to industry indices and conclusively determine whether the measures have been achieved. The Compensation Committee also has authority to revise the payment schedules and performance measures formerly determined by it if, in its judgment, significant economic or other changes have occurred which were not foreseeable by it at the time of its initial determination.

RESTRICTED STOCK AWARDS

         The Compensation Committee is authorized to make restricted stock awards to employees. Restricted stock may be issued to employees in consideration of (i) cash in an amount not less than the par value thereof or such greater amount as may be determined by the Compensation Committee and (ii) the continued employment of the employee during the restricted period. The Compensation Committee sets the term of the restricted period, which will in no event be less than one year. During the restricted period, the restricted stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered except in the event of death, whereupon the restriction upon the stock will lapse and the employee's estate will be free to transfer or otherwise dispose of the stock.

NON-QUALIFIED OPTIONS

         Under the Incentive Compensation Plan, non-qualified options may be granted to employees, employee-directors, consultants and other individuals who render services to the Company. The option price for each option granted is determined by the Compensation Committee. Each option may have a term of not more than 10 years from the date of grant and may be exercisable in installments as prescribed by the Compensation Committee.

         Payment for shares issuable pursuant to the exercise of an option may be in (i) cash, (ii) delivery of a full recourse promissory note, (iii) Common Stock of the Company or (iv) a combination of cash, notes and stock or such other alternative payment arrangements as the Compensation Committee may fix in its sole discretion. In lieu of payment by the optionee, the Compensation Committee may require the optionee to surrender the option or a portion thereof for cancellation and receive cash or shares of Common Stock or a combination thereof equivalent to the appreciated value of the shares covered by the option surrendered for cancellation.

         The Incentive Compensation Plan provides for the termination of outstanding options in the event an employee does not remain in the employ of the Company for such period as the Compensation Committee may fix for reasons other than retirement or death. Upon retirement or death, the employee or his estate's legal representative may exercise his options at any time after such termination (but no longer than the original term).

INCENTIVE STOCK OPTIONS

         The Company's Incentive Compensation Plan provides for the grant to employees of incentive stock options ("ISO's") to purchase shares of Common Stock of the Company at option prices which are not less than the fair market value of the Company's Common Stock at the date of grant ("fair market value"), except that any ISO's granted to an employee holding 10% or more of the outstanding voting securities of the Company ("10% Stockholder") must be for an option price not less than 110% of fair market value.

         ISO's granted under the Incentive Compensation Plan will expire not more than 10 years from the date of grant (five years from the date of grant in the case of a 10% Stockholder), and the ISO agreements entered into with the holders will specify the extent to which ISO's may be exercised during their respective terms. The aggregate fair market value of the shares of common stock subject to ISO's that become first exercisable by an optionee in a particular calendar year may not exceed $100,000. The Incentive Stock Option Plan provides for termination of outstanding ISO's upon termination of employment, other than by reason of retirement, death or disability. Payment for shares issued upon the exercise of ISO's may be made in the same manner as provided for the non-qualified options. No ISO's have been granted to date.

FEDERAL INCOME TAX CONSEQUENCES

         Stock Options

         The Company is of the opinion that an employee receiving a stock option exercisable at the current market price at the date of grant (whether an ISO or non-qualified stock option) will not realize any compensation income under the Internal Revenue Code of 1986 as amended ("IRC" or "the Code") upon the grant of the option.

         The exercise of an ISO, which is qualified under Section 422A of the Code, results in no tax consequences to the employee or the

Company. However, the difference between the option price and the fair market value of the underlying stock at the date of exercise is a tax preference item which, under certain circumstances, may give rise to alternative minimum tax liability to the employee in the year of exercise.

         If the stock acquired by the exercise of the ISO is sold within two years from the date of the grant of the option or one year from the date of exercise of such option ("disqualifying disposition"), it will result in taxable compensation income to the employee (and a corresponding deduction to the Company) to the extent of the difference between the exercise price and the lesser of the fair market value of stock on the exercise date or the amount realized on such disposition.

         The exercise of a non-qualified stock option results in immediate taxable income to the individual in an amount equal to the difference between the option price paid (whether in cash or otherwise) and the fair market value of the Company's stock at the date of exercise. The Company will receive a deduction, as compensation paid, equal to the amount included in income by the employee as set forth above.

         The basis of any stock acquired by the employee through a non-qualified option is the amount paid for the stock by an employee plus the amount of taxable income recognized. The basis of stock acquired by the exercise of an ISO, not disposed of in a disqualifying disposition, is the amount paid by the employee.

         Restricted Stock Awards

         The employee will recognize taxable income on restricted stock granted to him at such time as the restriction period lapses. The amount of income will be equal to the difference between the fair market value of such stock and the amount paid by the employee for such restricted shares as of the date the restriction period lapses. Due to liabilities imposed by Rule 16(b) of the Securities Exchange Act of 1934 on certain officers, directors and 10% Stockholders who dispose of stock in the Company held by them during the prohibited period defined by Rule 16(b) (the "16(b) Restriction Period"), such persons may not immediately recognize income as of the date the restriction period lapses. If at such time the employee is subject to the provisions of Rule 16(b), income will not be recognized until the 16(b) Restriction Period lapses. The Company will receive a deduction at such time and in the same amount as the employee includes in his income.

         Performance Units

         An employee will recognize income at such time as an actual payment is made by the Company regardless of whether the employee receives cash or shares of stock in the Company. If, however, the employee receives Company stock and the employee is subject to the provisions of Rule 16(b), then the employee will not recognize income and the Company will not be entitled to a deduction until the 16(b) Restriction Period lapses. Otherwise, the Company will be entitled to a deduction, as an accrual basis taxpayer, at such time when all events which determine the liability to pay the performance award have occurred, and the amount thereof can be determined with reasonable accuracy.

         The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on the proposal to amend the Incentive Compensation Plan is required to approve the adoption thereof.

         The Board of Directors recommends a vote "FOR" approval of the amendment to the 1997 Performance Unit, Restricted Stock, Non-Qualified Option and Incentive Stock Option Plan.

         5.       STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING
                  TO BE HELD IN 2000

         No person who intends to present a proposal for action at a forthcoming stockholders' meeting of the Company may seek to have the proposal included in the proxy statement or form of proxy for such meeting unless that person (a) is a record beneficial owner of at least 1% or $2,000 in market value of shares of Common Stock, has held such shares for at least one year at the time the proposal is submitted, and such person shall continue to own such shares through the date on which the meeting is held; (b) provides the Company in writing with his or her name, address, the number of shares held by him or her and the date upon which he or she acquired such shares, and with documentary support for a claim of beneficial ownership; (c) notifies the Company of his or her intention to appear personally at the meeting or by a qualified representative under Delaware law to present his or her proposal for action; and (d) submits his or her proposal timely. A proposal to be included in the proxy statement or proxy for the Company's next annual meeting of stockholders will be submitted timely only if the proposal has been received at the Company's principal executive office no later than February 10, 2000. If the date of such meeting is changed by more than 30 calendar days from the date such meeting is scheduled to be held under the Company's By-Laws, or if the proposal is to be presented at any meeting other than the next annual meeting of stockholders, the proposal must be received at the Company's principal executive office at a reasonable time before the solicitation of proxies for such meeting is made.

         Even if the foregoing requirements are satisfied, a person may submit only one proposal of not more than 500 words with a supporting statement if the latter is requested by the proponent for inclusion in the proxy materials, and under certain circumstances enumerated in the Securities and Exchange Commission's rules relating to the solicitation of proxies, the Company may be entitled to omit the proposal and any statement in support thereof from its proxy statement and form of proxy.

         6.       OTHER BUSINESS

         So far as the Board of Directors is aware, no matters will be presented at the Meeting for action on the part of the stockholders other than those stated in the notice of this meeting.

         A copy of the Company's annual report to the Securities and Exchange Commission on Form 10-K for the year ended February 27, 1999, may be obtained without charge, by calling or writing David C. Hochberg, Lillian Vernon Corporation, One Theall Road, Rye, New York 10580, (914) 925-1200.

By Order of the Board of Directors
Susan C. Handler
Secretary
June 11, 1999

                                  [Proxy Card]


                           LILLIAN VERNON CORPORATION

                    Proxy Solicited by the Board of Directors
                     For Annual Meeting on July 21, 1999 at
                 the American Stock Exchange, 86 Trinity Place,
                            New York City, 10:00 a.m.





          The undersigned hereby appoints Lillian Vernon and Susan C. Handler and each of them, the attorneys and proxies of the undersigned, with full powers of substitution, to vote all shares of stock of Lillian Vernon Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof, to be held on July 21, 1999 and any adjournments thereof, with all powers the undersigned would have if present, upon the proposals set forth on the reverse side and in their discretion on all other matters properly coming before the meeting, including those described in the Notice of Meeting of Stockholders and Proxy Statement therefor, receipt of which is acknowledged.

          This Proxy will be voted as directed, or where no direction is given, will be voted "FOR" Proposals Nos. 1, 2, 3 and 4. If any nominee for the Board of Directors named in the Proxy Statement is unavailable to serve, this Proxy will be voted for such substitute nominee as may be recommended by the Board of Directors. The Board of Directors is not aware of other matters to come before the meeting.


                     (CONTINUED, AND TO BE VOTED, SIGNED AND
                           DATED ON THE REVERSE SIDE.)

                           LILLIAN VERNON CORPORATION

         The Board of Directors recommends a vote "FOR" Proposals 1,2,3 and 4.

         1. Election of Lillian Vernon and Joel Salon to serve as directors for a term expiring in 2002.

                  FOR ALL NOMINEES LISTED            WITHHOLD AUTHORITY
                  ABOVE (except as marked            FOR ALL NOMINEES
                  to the contrary below)                LISTED ABOVE
                  -----------------------            ------------------
                          [  ]                              [  ]

         (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below).

                       ----------------------------------

         2. Proposal to approve the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company.

                  ___ FOR       ___ AGAINST        ___ ABSTAIN

         3. Proposal to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock $.01 par value to 100 million.


                  ___ FOR       ___ AGAINST        ___ ABSTAIN

         4. Proposal to amend the 1997 Performance Unit, Restricted Stock, Non-Qualified Option and Incentive Stock Option Plan to increase the number of shares reserved thereunder by an additional 750,000 shares of Common Stock, $.01 par value.

                  ___ FOR       ___ AGAINST        ___ ABSTAIN

         5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

P                                     Dated:              , 1999

R
                                      --------------------------------------
O                                     SIGNATURE(S) OF STOCKHOLDER(S)

X

Y (Please sign exactly as name appears herein. When signing as executor, administrator, trustee, guardian or attorney, please give full title as such. For joint accounts or co-fiduciaries, all joint or co-fiduciaries should sign.)

                                      This proxy is solicited on behalf of
                                      the Board of Directors.

                                   APPENDIX A


                            CERTIFICATE OF AMENDMENT


                                     TO THE


                          CERTIFICATE OF INCORPORATION


                                       OF


                           LILLIAN VERNON CORPORATION



Adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


         We, Lillian Vernon, Chairman of the Board of Directors, and Susan C. Handler, Secretary of Lillian Vernon Corporation, a corporation organized and existing under the Laws of the State of Delaware (the "Corporation"), do hereby certify as follows:

         FIRST: The Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on May 21, 1987.

         SECOND: The Certificate of Incorporation of the Corporation, Article Fourth, is hereby amended to read as follows:

                  "FOURTH:

                  (a) The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock". The total number of shares the Corporation is authorized to issue is one hundred two million (102,000,000) consisting of two million (2,000,000) shares of Preferred Stock and one hundred million (100,000,000) shares of Common Stock. The Preferred Stock and the Common Stock shall each have a par value of $0.01 per share, and the aggregate par value of all shares of Preferred Stock shall be $20,000 and all shares of Common Stock shall be $1,000,000.

                  (b) The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of Preferred Stock in one or more series, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

                  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                  (a) The number of shares constituting that series and the distinctive designation of that series;

                  (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights or priority, if any, of payment of dividends on shares of that series;

                  (c) Whether that series shall have voting rights, in addition to the voting rights provided by law; and, if so, the terms of such voting rights;

                  (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                  (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                  (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment on shares of that series; and

                  (h) Any other relative or participating rights, preferences and limitations of that series.

         THIRD: This amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, we have signed the Certificate and caused the corporate seal of the Corporation to be affixed as of this ____ day of July, 1999.



                                        -----------------------------------
                                        Lillian Vernon, Chairman of the
                                        Board of Directors


Attest:


-----------------------------
Susan C. Handler, Secretary